Starwood Real Estate Income Trust ("SREIT")

Shareholder Update – April 29, 2026

Dear SREIT Shareholders,

In this update, we are outlining the plan we are putting in place following our strategic review. While the process is continuing, we are implementing a number of changes. We remain focused on what matters most: delivering strong long-term performance for all shareholders and acting as responsible stewards of your capital.

It is worth mentioning upfront that we are the largest investor in SREIT, with over $500 million invested alongside you. Starwood, our employees, and affiliates collectively own approximately 7% of SREIT's equity. With that level of investment, our interests are aligned, and we treat your capital the same way we would treat our own. I'm sure you want, as we do, to maximize the value of your investment.

As previewed in our April 10, 2026 letter, continuing under our current policies is not in the best interests of shareholders, nor is it sustainable or supportive of the portfolio's long-term performance. As a result, we are changing our share repurchase plan and monthly distribution, as outlined below.

What You Own – A High-Quality Real Estate Portfolio

SREIT owns a diversified, hard-to-replicate portfolio of 598 income-producing properties valued at $22.4 billion[1] with 94% occupancy[2] as of March 31, 2026. The portfolio is concentrated in the fastest-growing regions of the country, with 71% of SREIT's value allocated to multifamily housing, a sector that is less exposed to technological disruption and risk.

SREIT is among the largest owners of multifamily apartments in the U.S., with more than 63,000 apartment units, including approximately 40,000 market-rate and 23,500 affordable housing units. Our portfolio is concentrated in the Sunbelt markets, including Texas and Florida, two states with no state income taxes that are benefiting from population and employment growth.

Furthermore, 75% of our multifamily assets are located in the 8 states projected to add over 1 million young adults over the next five years, while the remaining 42 states are projected to lose nearly 900,000 young adults.[3] At our NAV, your approximate basis per unit in the market-rate apartments is $257K, and in the affordable units, $220K, both well below replacement cost. This is important since future new construction will demand higher rents, allowing us, we hope, to increase rents.

While rents of market-rate apartments have been relatively stagnant over the past few years due to the new supply, that is now rapidly diminishing (60-70% in some of our markets), occupancy has remained strong, underscoring healthy demand in our markets. Affordability for our tenants has also improved significantly as incomes have grown while rents have remained stable, setting the sector up for renewed growth. As this remaining new supply declines, we expect rent growth to accelerate.

Supply Forecast

(Total Units in SREIT's Top 10 Market-Rate Apartment Markets)



New Supply
40,000
30,000
20,000
10,000
0
72%
51%
70%
48%
75%
72%
70%
67%
60%
32%
Raleigh (8.3%)
Dallas (7.7%)
Atlanta (7.6%)
Washington DC (6.7%)
Austin (6.2%)
Knoxville (5.5%)
Nashville (5.2%)
Denver (4.6%)
Charlotte (3.5%)
Louisville (3.4%)
2024
2025
2026
2027
2028

(%) percentage of SREIT market-rate apartment units in each market.
Source: RealPage. Data as of December 31, 2025.

While we wait for revenue growth to return to this sector, we have been very busy over the past 12 months positioning SREIT to have a solid balance sheet. Since the beginning of 2025, we have refinanced $6.1 billion of mortgage financing and extended the average remaining term of SREIT's property-level debt to roughly five years, while lowering financing spreads by 12 bps. This longer-term financing positions SREIT well for long-term sustainable performance.

In total, 90% of SREIT's portfolio is invested in multifamily, industrial, self-storage, and real estate debt, all of which benefit from strong long-term fundamentals. What this means for you as an investor is that you have ownership in stable, high-quality real estate that people rely on every day, including places to live and store goods. In a market where many traditional investments appear fully valued and income alternatives can be extremely volatile or short-term, SREIT provides access to tangible assets that are well positioned to deliver growing tax-efficient income and benefit from improving market conditions as supply declines and demand strengthens.

Strategic Review

As we have shared in previous updates, the issue we are addressing is not the real estate. (In 2024, SREIT's assets delivered best-in-class net operating income ("NOI") growth of 5.1%, followed by continued growth of 1.5% in 2025 despite headwinds in the multifamily sector.[4]) It is the pressure created by elevated redemption requests, which rose quite suddenly when interest rates spiked and have remained high.

Over the past several years, we have worked to balance providing liquidity with protecting long-term value. To date, we have redeemed over $5 billion of shares at NAV, funded in part by $5.1 billion of dispositions.

In March 2024, we made the decision to slow property sales and wait for improved market conditions. At that time, nearly 80% of our investors had not redeemed, and it did not make sense to sell assets into a challenged market—penalizing those who remained invested in SREIT for the benefit of those who chose to exit.

We expected rates to fall and were focused on the forward curve at the time (see below). We felt vindicated as President Trump took office and pushed the curve lower through persistent rhetoric that rates should come down. By June 2025, the market was projecting a decline to approximately 3.0%. With the imposition of tariffs—and now the war—the curve has shifted, but we, and the market, still expect rates to decline by year-end. In fact, we believe if there is global weakness driven by sustained high oil prices, it will ultimately act as a "tax" on growth and should be met with rate cuts, not hikes, to support interest rate-sensitive sectors such as real estate and housing.

During this period, we maintained our dividend and continued to fund redemptions, albeit at a reduced level. This approach increased leverage and contributed to the decline in our NAV per share on a consistent, month-to-month basis.

We are now implementing a set of actions that we believe are the right ones for the long term and will position SREIT to deliver improved performance for all shareholders.


Forward SOFR Curve
March 31, 2024
June 30, 2025
Today (4/28/26)
Today's 1M SOFR: 3.66%
5.50%
5.00%
4.50%
4.00%
3.50%
3.00%
Mar-24
Mar-25
Mar-26
Mar-27
Mar-28

Source: Chatham Financial

Comprehensive Action Plan

- ### Distribution Adjustment

  Beginning with the April distribution, we are reducing SREIT's annualized distribution rate to 4.7% for the Class I share. We believe this continues to represent an attractive level of income, particularly given the tax-efficient nature of REIT distributions.

- ### Share Repurchase Plan Amendment

  As of today, and including share repurchase requests submitted for April, we are temporarily suspending redemptions, subject to a few exceptions noted below.

  We recognize this decision may be frustrating for some shareholders. However, taking this step now allows us to preserve the opportunity to realize better outcomes as market conditions improve. By retaining capital within the portfolio, we can better support share price stability and performance. Redemptions have driven a roughly 6% decline in our NAV per share in the last twelve months—pressure we do not expect going forward. We would also expect the war with Iran to conclude, oil prices to subside, inflation to stabilize, and for Kevin Warsh to be seated as Fed Chair, supporting a lower interest rate environment. We will reintroduce liquidity when it can be done in a consistent and sustainable way. Until then, we will automatically redeem accounts with balances below $5,000 and continue to honor redemption requests in the case of death or disability.

- ### Pursuing Growth Opportunities

  We are continuing to actively explore strategic capital raises that would support liquidity and potentially drive additional reliable NAV per share growth through new investments in other real estate sectors. We intend to complement these efforts through strategic asset sales as necessary to generate improved liquidity for our shareholders.

Our goal is straightforward: to have all shareholders benefit from improved performance, and for those seeking liquidity to do so at values that better reflect the stability of the portfolio.

Our Commitment

Starwood Capital Group has spent over 30 years investing through real estate cycles and navigating periods like this with experience and discipline.

We remain confident that the headwinds facing real estate will soon turn to tailwinds. We are continuing to work on solutions to strengthen our balance sheet, create additional value for shareholders, and position SREIT for long-term growth. We will provide regular quarterly updates, which will also be posted to our website, so you can track our progress on performance, liquidity, and our perspective on how the markets are evolving.

Thank you for your continued investment and partnership.

Sincerely,

Barry Sternlicht

Barry Sternlicht
Chairman and CEO, Starwood Capital Group

Important Disclosures

Notes: Past performance does not predict future returns. Financial data is estimated and unaudited. All figures are as of March 31, 2026 unless otherwise noted. Opinions expressed reflect the current opinions of SREIT as of the date appearing in the materials only and are based on SREIT's opinions of the current market environment, which is subject to change. Certain information contained in the materials discusses general market activity, industry or sector trends, or other broad-based economic, market or political conditions and should not be construed as research or investment advice.

Proprietary Data: Certain information and data provided herein is based on Starwood's proprietary knowledge and data. Such proprietary market data is used by Starwood to evaluate market trends as well as to underwrite potential and existing investments. While Starwood currently believes that such information is reliable for purposes used herein, it is subject to change, and reflects Starwood's opinion as to whether the amount, nature and quality of the data is sufficient for the applicable conclusion, and no representations are made as to the accuracy or completeness thereof.

Footnotes

1. Total asset value is measured as the gross asset value of real estate assets (based on fair value) as well as the addition of any other assets (including cash or any other cash equivalents, but excluding cash associated with subscriptions received in advance).

2. Occupancy is weighted by the total real estate asset value of all real estate properties, excluding hospitality and single-family rental. For our multifamily investments, occupancy represents the percentage of all leased units divided by the total unit count as of the date indicated. For our office and industrial investments, occupancy represents the percentage of all leased square footage divided by the total available square footage as of the date indicated.

3. Source: Oxford Economics.

4. Net Operating Income ("NOI") is a supplemental non-Generally Accepted Accounting Principles ("GAAP") measure of our property operating results that we believe is meaningful because it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate. We define NOI as operating revenues less operating expenses, which excludes (i) impairment of investments in real estate, (ii) depreciation and amortization, (iii) straight-line rental income and expense amortization, (iv) amortization of above- and below-market lease intangibles, net, (v) lease termination fees, (vi) property expenses not core to the operations of such properties, and (vii) other non-property related revenue and expense items such as (a) general and administrative expenses, (b) management fees, (c) performance participation allocation, (d) loss from unconsolidated real estate ventures, (e) income from investments in real estate debt, net, (f) net gain on dispositions of real estate, (g) interest expense, and (h) other expense, net. We evaluate our consolidated results of operations on a same property basis, which allows us to analyze our property operating results excluding acquisitions and dispositions during the periods under comparison. Properties in our portfolio are considered same property if they were owned for the full periods presented, otherwise they are considered non-same property. Properties held-for-sale are excluded from same property results and are considered non-same property. We do not consider our investments in unconsolidated real estate ventures and investments in real estate-related debt to be same property.

STARWOOD
REAL ESTATE INCOME TRUST

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www.starwoodnav.reit